UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 2, 2011

TERADATA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33458	75-3236470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10000 Innovation Drive Dayton, Ohio		45342
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number including area code: (866) 548-8348

N/A

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Merger with Aster Data Systems, Inc.

On March 2, 2011, Teradata Corporation (“Teradata”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with, among others, Aster Data Systems, Inc. (“Aster Data”) and Oakland Merger Corporation (“Merger Sub”), a wholly-owned subsidiary of Teradata.

Under the terms of the Merger Agreement and subject to the conditions set forth therein, Merger Sub will merge with and into Aster Data and Aster Data will survive and become a wholly-owned subsidiary of Teradata (the “Merger”). The aggregate consideration payable by Teradata in the Merger for all of the outstanding capital stock and derivative securities (including all outstanding warrants and vested stock options) of Aster Data is approximately $263 million, after an expected adjustment of approximately $3 million for Aster Data’s net indebtedness, transaction expenses and any severance or other change-in-control related liabilities (as so adjusted, the “Merger Consideration”). The Merger Consideration excludes (i) the value of Teradata’s pre-existing 11.4% equity investment in Aster Data, and (ii) cash retention payments to be made following the completion of the Merger for Aster Data’s unvested and committed equity awards, which amounts will be paid on pre-existing vesting schedules (subject to the terms and conditions thereof). The Merger Consideration will not be adjusted, either positively or negatively, for cash held by Aster Data at closing, which is expected to be approximately $21 million.

The Merger Agreement has been adopted and approved by the requisite vote of Aster Data’s stockholders. Consummation of the Merger is subject to customary conditions, including, among others, (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any similar filings required in foreign jurisdictions, (ii) the continuing accuracy of Aster Data’s representations and warranties in the Merger Agreement on the closing date of the Merger, and (iii) the absence of any conditions, events or occurrences that have had, or are reasonably likely to have, a material adverse effect on Aster Data’s business, condition (financial or otherwise), assets, liabilities or results of operations. The date for the closing of the Merger has not yet been determined, but is expected to occur in the second quarter of 2011.

In the Merger Agreement, Aster Data has made customary representations and warranties related to its business and operations and has agreed to specified covenants, including covenants relating to (i) the conduct of its business between the date of the Merger Agreement and the closing of the Merger, (ii) the solicitation of proposals for alternative transactions and (iii) making governmental filings and other matters. Teradata has also made customary limited representations and warranties to Aster Data.

A portion of the Merger Consideration otherwise payable by Teradata in the Merger will be placed into an escrow fund as security for the indemnification obligations of Aster Data’s security holders under the Merger Agreement for, among other things, breaches of the representations, warranties and covenants made by Aster Data in the Merger Agreement that exceed a specified basket amount and other customary matters. The Merger Agreement contains certain termination rights for both parties.

Teradata intends to finance the acquisition of Aster Data through a new $400 million five-year term loan.

Forward Looking Statements

This filing and the attached press release contain forward-looking statements. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the parties’ ability to consummate the Merger; the execution of integration plans; the conditions to the completion of the Merger; the inability to obtain regulatory approvals required for the Merger or the possibility that such approvals may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing and completion of the Merger; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies within the expected time-frames or at all and to successfully integrate Aster Data’s operations into those of Teradata; that such integration may be more difficult, time-consuming or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; market acceptance of Aster Data technology may be slower than expected; recurring revenue may decline, fail to be renewed or fail to grow at expected levels; and the retention of certain key employees of Aster Data may be difficult. Risks, uncertainties and assumptions include: the possibility that expected benefits of the Merger (including, without limitation, technology lead and differentiation, market adoption, and revenue growth) may not materialize as expected; that Aster Data’s technology portfolio may not be as robust or as easy to integrate into Teradata’s existing portfolio as believed; that the Merger or the financing for the Merger may not be timely completed; that the parties may be unable to successfully implement integration strategies; and other risks that are described in Teradata’s filings with the Securities and Exchange Commission.

Item 8.01.	Other Events.

On March 3, 2011, Teradata issued a press release announcing entry into the Merger Agreement, a copy of which is attached as Exhibit 99.1 to this Current Report and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

The following exhibit is attached with this Current Report:

Exhibit No.	Description

99.1	Press Release of Teradata Corporation, dated March 3, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teradata Corporation

By:	/s/ Laura K. Nyquist
Name:	Laura K. Nyquist
Title:	General Counsel and Secretary

Dated: March 3, 2011

Index to Exhibits

Exhibit No.	Description

99.1	Press Release of Teradata Corporation, dated March 3, 2011.